MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS

HELD ON 12 SEPTEMBER 2007

On 12 September 2007, at 11:00 a.m. in Ponzano Veneto, at Villa Minelli, a meeting of the Board of Directors of Benetton Group S.p.A. was held, after being regularly convened, in order to discuss and deliberate on the following

AGENDA:

1. OMITTED
2. Motion for deregistering from the New York Stock Exchange;
3. OMITTED
4. OMITTED
5. Miscellaneous other business.

The meeting was presided over by the Chairman of the Board of Directors, Mr. Luciano Benetton, who verified that, in addition to himself, the following members were in attendance:

- Mr. Carlo Benetton and Dr. Alessandro Benetton, Vice Chairmen;
- Dr. Gerolamo Caccia Dominioni, Managing Director;
- Mr. Gilberto Benetton, Ms. Giuliana Benetton, Prof. Luigi Arturo Bianchi, Prof. Giorgio Brunetti, Dr. Alfredo Malguzzi, Dr. Gianni Mion and Dr. Robert Singer, Directors;
- The Audit Board, represented by Dr. Angelo Casò, Chairman, Dr. Antonio Cortellazzo and Dr. Filippo Duodo, permanent members;
- Andrea Pezzangora, Esq., Secretary of the Board of Directors.

The Chairman stated that the quorum was met for a valid meeting of the Board of Directors to be held and to deliberate on the items on the agenda.

Dr. Emilio Foà, Chief Financial Officer and Director responsible for drafting the

corporate accounting documents, was allowed to attend the meeting.

OMITTED

With regard to the ***second item on the agenda***, the Chairman

OMITTED

resolved

1- To proceed with delisting its American Depositary Shares ("ADSs") (grouped into American Depositary Receipts ("ADRs") at a ratio of 2 ordinary shares per ADR) and ordinary shares from the New York Stock Exchange; deregister its ADSs and ordinary shares under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"); institute a Level 1 American Depositary Receipt program, consequently amending the existing Deposit Agreement with Morgan Guaranty Trust Company of New York, as depositary and holder of the ADRs; and terminate any reporting obligation pursuant to section 13(a) of the Exchange Act; and

2- To grant to the Chairman, Luciano Benetton, the Vice Chairman, Dr. Alessandro Benetton, and the Managing Director, Dr. Gerolamo Caccia Dominioni, the necessary separate powers of attorney to implement the foregoing resolution, to formalize and sign the necessary documentation and to perform all other acts that may be necessary or appropriate or otherwise related thereto, to file any declarations required for this purpose and to represent the Company before Italian and foreign authorities, including the United States Securities and Exchange Commission and the New York Stock Exchange, with respect to all related matters.

OMITTED

The Chairman asked those in attendance to inspect the Press Release to be

announced in accordance with law, which was read, discussed and approved.

There being no further business to discuss and no other member asked to take the floor, the Chairman adjourned the meeting at 1:15 p.m. after the minutes were drafted, read and approved.

By: /s/ Andrea Pezzangora	By: /s/ Luciano Benetton
The Secretary	The Chairman

I hereby certify this document as a translated true copy of the original

Benetton Group SpA

Andrea Pezzangora
Company's Secretary